Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on or about May 12, 2006 and related prospectus of Covanta Holding Corporation of our report dated February 14, 2006, with respect to the consolidated balance sheets of Quezon Power, Inc. as of and for the years ended December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders equity and cash flows for each of the three years ended December 31, 2005 included in Covanta Holding Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission. We consent to the reference to our firm under the heading “Experts” in the prospectus.
/s/ Sycip Gorres Velayo & Co.
A Member Practice of Ernst & Young Global
Makati City, Philippines
May 12, 2006